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                                                              Exhibit 8.1

                                 Ropes & Gray
                            One International Plaza
                         Boston, Massachusetts   02110


                                                  June 24, 1996

FTP Software, Inc.
100 Brickstone Square, Fifth Floor
Andover, Massachusetts 01810

Firefox Acquisition Corp.
100 Brickstone Square, Fifth Floor
Andover, Massachusetts 01810

Ladies and Gentlemen:

     This opinion is being delivered to you in connection with the filing of a registration statement on Form S-4 of a joint proxy statement/prospectus, and pursuant to Section 6.3(d) of the Amended and Restated Agreement and Plan of Merger dated May 21, 1996 (the "Merger Agreement") among FTP Software, Inc., a Massachusetts corporation ("FTP Software"), Firefox Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of FTP Software ("Sub"), and Firefox Communications, Inc., a Delaware corporation ("Firefox"). Pursuant to the Merger Agreement, Sub will merge with and into Firefox (the "Merger"), and Firefox will become a wholly-owned subsidiary of FTP Software.

     Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as legal counsel to Firefox in connection with the Merger.
As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

     1.   The Merger Agreement;

     2.   Representations made to us by Firefox;
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FTP Software, Inc.                    2

     3.   Representations made to us by FTP Software and Sub;

     4.   The registration statement on Form S-4 of a Joint Proxy
Statement/Prospectus of Firefox, FTP Software, and Sub (the "Registration Statement");

     5. Representations and covenants of certain shareholders of Firefox in "Stockholder Agreements"; and

     6. Such other instruments and documents related to the formation, organization and operation of Firefox, FTP Software and Sub or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

     In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

     1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

     2.  The Merger will be consummated pursuant to applicable state law.

     3. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that for federal income tax purposes, the Merger will constitute a "reorganization" as defined in Section 368(a) of the Code.

     In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

     1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not
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FTP Software, Inc.                     3

precluded from successfully asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     2. No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of the transaction under any foreign, state, or local tax law.

     3. No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     4. This opinion is intended solely for the benefit of you and your stockholders; it may not be relied upon by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent, however, to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name whenever appearing in the Registration Statement, including the Prospectus/Proxy Statement constituting a part thereof, and any amendments thereto.



                                 Very truly yours,



                                 ROPES & GRAY